Exhibit 4.1
WALMART INC.
STOCK INCENTIVE PLAN OF 2025
1.1Purpose and Effective Date. Walmart Inc. (“Walmart”) believes it is important to provide incentives to Walmart’s Associates, and Non-Management Directors, through participation in the ownership of Walmart and otherwise. The Walmart Inc. Stock Incentive Plan of 2025 (the “Plan”) was originally established under the name Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (“1998 Plan”). The 1998 Plan was amended, restated and renamed from time to time, and approved and re-approved by Walmart stockholders, as the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 (“2005 Plan”) and the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010 (“2010 Plan”), as amended and restated in 2013 (“2013 Restatement”), and most recently on June 5, 2015, as the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015 (“the 2015 Plan”). The 2015 Plan was further amended on February 23, 2016 and February 1, 2017. The Plan was renamed effective on February 1, 2018 and is hereby further amended and restated effective on June 5, 2025, the date it was re-approved by Walmart stockholders (the “Effective Date”). The purpose of the Plan is to provide incentives to certain Associates and Non-Management Directors to enhance their job performance, to motivate them to remain or become associated with Walmart and its Affiliates, and to increase the success of Walmart. The Plan is not limited to Associates who are executive officers of Walmart, but will be available to provide incentives to any Associate or Non-Management Director that the Committee believes has made or may make a significant contribution to Walmart or an Affiliate.
DEFINITIONS
2.1“Affiliate” means any corporation, partnership, limited liability company, business trust, other entity or other business association that is now or hereafter controlled by Walmart; provided that if a Plan Award provides for the deferral of compensation within the meaning of Code Section 409A, and if the applicable Notice of Plan Award does not contain a definition of “Affiliate” that satisfies the requirements of Code Section 409A, then for purposes of such Plan Award, “Affiliate” means the entity for which the Recipient performs services and with respect to which the legally binding right to deferred compensation arises, and all persons that would be considered a single employer with such entity under section 414(b) of the Code (employees of controlled group of corporations), or section 414(c) of the Code (employees of partnerships, etc. under common control); provided that the applicable standard of control for purposes of such determination shall be “at least 50 percent”; and provided further that the entity is one with respect to which Shares will qualify as “service recipient stock” under Code Section 409A for purposes of “stock rights” within the meaning of Code Section 409A.
2.2“Associate” means any person employed by Walmart or any Affiliate.
2.3“Board” means the Board of Directors of Walmart.
2.4“Cause” means a Recipient’s commission of any act deemed inimical to the best interest of Walmart or any Affiliate, as determined in the sole discretion of the Committee.
2.5“Code” means the U.S. Internal Revenue Code of 1986, as amended.
2.6“Committee” means the committee of the Board with responsibilities including executive compensation matters subject to Regulation S-K Item 402, or other committee designated by the Board as the “Committee” under the Plan. Where such committee of the Board has delegated duties, powers or authority hereunder, the term “Committee” shall refer to the delegate.
2.7“Continuous Status” means the absence of any interruption or termination of the employment relationship between an Associate and Walmart or an Affiliate or the absence of any termination of services as a Non-Management Director.

Continuous Status shall not be considered interrupted in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by Walmart or an Affiliate; provided that leave does not exceed one year, unless re-employment upon the expiration of that leave is guaranteed by contract or law or unless provided otherwise by a policy of Walmart or an Affiliate. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by Walmart or the employer is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Recipient shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Option. Notwithstanding the foregoing, if a Plan Award provides for the deferral of compensation within the meaning of Code Section 409A, and if the applicable Notice of Plan Award does not define a term that is a “separation from service” within the meaning of Code Section 409A, then for purposes of such Plan Award the Recipient’s Continuous Status will terminate if it is reasonably anticipated that no further services would be performed by the Recipient after a certain date or that the level of bona fide services the Recipient would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Associate or Non-Management Director, or in any other capacity) over the immediately preceding 36-month period (or the full period of services to the Walmart or an Affiliate if the Recipient has been providing services to the Walmart or an Affiliate less than 36 months).
2.8“Effective Date” has the meaning ascribed to such term in Section 1.1.
2.9“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations adopted thereunder.
2.10“Fair Market Value” means, as of any date, the closing sales price for a Share (a) on the Nasdaq (or if no trading in Shares occurred on that date, on the last day on which Shares were traded) or (b) if the Shares are not listed for trading on the Nasdaq, but if there is a public market for the Shares, the closing sales price of the Shares on such other national exchange on which the Shares are principally traded (or if no trading in Shares occurred on that date, on the last day on which Shares were traded), or (c) as reported by the National Market System, or similar organization, or (d) if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organizations; or (e) in the event that there is no public market for the Shares, the value of a Share as determined by the reasonable application of a reasonable valuation method, determined good faith by the Committee; provided that for purposes of tax withholding, for purposes of a “net exercise” procedure for Options, and for such other purposes as the Committee deems appropriate, the Committee may apply a different method for calculating Fair Market Value determined in good faith by the Committee for such purpose.
2.11“Fiscal Year” means the 12-month period beginning on each February 1 and ending on the following January 31.
2.12“Gross Misconduct” is conduct that the Committee determines is detrimental to the best interests of Walmart or any Affiliate. Examples of conduct detrimental to the best interests of Walmart or any Affiliate include, without limitation, violation of Walmart’s Code of Conduct or other Walmart policy governing behavior while providing services to Walmart or an Affiliate, or applicable period thereafter, or theft, the commission of a felony or a crime involving moral turpitude, or similar serious offenses while providing services to Walmart or an Affiliate.
2.13“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422.
2.14“Nasdaq” means the Nasdaq Stock Market LLC or any successor organization thereto.
2.15“Non-Management Director” means a member of the Board who is not employed by Walmart or a consolidated subsidiary of Walmart.
2.16“Nonqualified Option” means an Option not intended to be treated as an Incentive Stock Option or that in fact does not qualify as an Incentive Stock Option.

2.17“Notice of Plan Award” means the agreement or other document, which may be in written or electronic format, evidencing the terms and conditions of and governing any Plan Award.
2.18“Open Market Shares” has the meaning ascribed to such term in Section 8.3.
2.19“Option” means a stock option to acquire a certain number of the Subject Shares granted pursuant to the Plan.
2.20“Parent/Subsidiary Corporation” means a “parent corporation” (within the meaning of Code Section 424(e)) or a “subsidiary corporation” (within the meaning of Code Section 424(f)) of Walmart, in each case determined as of the date of grant.
2.21“Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period. The Performance Goals may be based upon the performance of Walmart, of any Affiliate, or a division or unit thereof, or of an individual Recipient, or groups of Recipients, or of a store or groups of stores, using one or more of the Performance Measures selected by the Committee. Separate Performance Goals may be established by the Committee for Walmart or any Affiliate, or division or unit thereof, or an individual Recipient, or groups of Recipients, or of a store or groups of stores, using one or more of the Performance Measures selected by the Committee and different Performance Measures may be given different weights.
Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies, business units, divisions or individuals or a defined index. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles, but may be adjusted by the Committee, in its sole discretion, including, but not limited, to take into account the effect of the following: changes in applicable accounting standards after the Performance Goal is established; realized investment gains and/or losses; extraordinary, unusual, non-recurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; executive severance arrangements; investment returns relating to investment vehicles which are unaffiliated with a corporate or divisional operating strategy; bonus expense; the impact on pre-tax income of interest expense attributable to the repurchase of Shares; extraordinary dividends or stock dividends; the effect of corporate reorganizations or restructuring, spinoff, or a sale of a business unit.; and any other items as the Committee determines to be required or appropriate so that the operating results of Walmart, a division, or an Affiliate may be computed on a comparative basis from Performance Period to Performance Period.
2.22“Performance Measures” means one or more criteria, including, but not limited to any of the following criteria, on which Performance Goals may be based, each a “Performance Measure”: (a) earnings (either in the aggregate or on a per-Share basis, reflecting dilution of Shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends or net of or including the after-tax cost of capital) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation and amortization (“EBITDA”); (b) gross or net revenue, or changes in annual revenues, same store sales, or comparable store sales, average ticket sales; (c) cash flow(s) (including either operating or net cash flows or free cash flows); (d) economic value added; (e) total stockholder return, stockholder return based on growth measures or the attainment by the Shares of a specified value for a specified period of time, (f) Share price or Share price appreciation; (g) market capitalization or changes in market capitalization; (h) earnings growth or growth in earnings per Share; (i) return measures, including financial return ratios, return or net return on assets, net assets, equity, investment, capital or gross sales, sales per square foot; (j) adjusted pre-tax margin; (k) pre-tax profits; (l) operating and gross margins; (m) operating profits; (n) operating or administrative expenses; (o) dividends; (p) net income or net operating income; (q) growth in operating earnings or growth in earnings per Share; (r) value of assets; (s) volume, unit volume, market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas, market capitalization or changes in market capitalization; (t) aggregate product price, including markdown goals, and other product measures; (u) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (v) reduction of losses, loss ratios or expense ratios; (w) reduction in fixed costs; (x) operating cost management and budget comparisons; (y) cost of capital; (z) debt reduction; (aa) balance sheet measures and financial ratings (including maintenance of specified credit availability levels, compliance with credit covenants, inventory measurements and receivables/payables metrics, credit rating, capital expenditures, debt, debt reduction, working capital, average invested capital, leverage ratio, coverage ratio); (bb) productivity improvements and store payroll goals (including stocking and other labor hours goals); (cc) average inventory turnover or inventory controls and net asset turnover; (dd) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures, including implementation or completion of strategic initiatives or critical projects; (ee) customer satisfaction based on specified objective goals or a Walmart-sponsored customer survey designed and administered by an independent surveyor, and customer growth, number of customers; (ff) employee diversity goals; (gg) employee engagement; (hh) employee turnover; (ii) specified objective social goals, including specified goals in corporate ethics and integrity; (jj) compliance objectives; (kk) environmental and health and safety goals and record; (ll) workers’ compensation goals; (mm) business integration; or (nn) succession plan development and implementation; (oo) store constructions, openings, remodels, and/or closings.
Performance Measures may be applied on a pre-tax or post-tax basis, and based upon the performance of Walmart, of any Affiliate, of a division thereof, or other business unit, or of an individual Recipient. The Committee may, at any time, provide that the Performance Goals for such Plan Award shall include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual nonrecurring gain or loss.
2.23“Performance Period” means that period established by the Committee during which the attainment of Performance Goals specified by the Committee with respect to a Plan Award are to be measured. A Performance Period may be a 12-month period or a longer or shorter period.
2.24“Performance Share Unit,” “Performance Unit” or “PSU” means the right to receive the value of a Share, whether settled in Shares or in cash, upon attainment of specified Performance Goals.
2.25“Plan” means this Walmart Inc. Stock Incentive Plan of 2025, as amended from time to time.
2.26“Plan Award” means an award or right granted under the Plan consisting of an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Unit, or Stock. The terms and conditions applicable to a Plan Award shall be set forth in the applicable Notice of Plan Award.
2.27“Recipient” means an Associate or Non-Management Director who has received a Plan Award that has not yet been settled.
2.28“Restricted Stock,” or “Restricted Shares” means Shares awarded to a Recipient pursuant to a Plan Award of Restricted Stock that are subject to a Restriction and all non-cash proceeds of those Shares that are subject to a Restriction.
2.29“Restricted Stock Unit” or “RSU” means a right denominated in Shares, awarded under the Plan that, subject to Section 8.2, may result in payment to the Recipient in Shares or cash upon, but not before, the lapse of Restrictions related thereto.
2.30“Restriction” means any restriction on a Recipient’s free enjoyment of the Shares or other rights underlying a Plan Award. Restrictions may be based on the passage of time or the satisfaction of performance criteria or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify. Plan Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as the Committee shall determine.
2.31“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule, as in effect from time to time.
2.32“SEC” means the United States Securities and Exchange Commission, or any successor thereto.
2.33“Section 16 Person” means any individual who is required to file reports under Section 16 of the Exchange Act.

2.34“Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations adopted thereunder.
2.35“Share” means a share of the common stock, $.10 par value per share, of Walmart.
2.36“Stock Appreciation Right” means a right granted to a Recipient pursuant to the Stock Appreciation Rights feature of the Plan.
2.37“Subject Shares” means such term as defined in Section 3.1.
2.38“Tax-Related Items” means U.S. federal, state and/or local taxes, and/or taxes imposed by jurisdictions outside of the U.S. (including, but not limited to, income tax, social insurance contributions or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax obligations, stamp taxes, and any other taxes or tax-related item that may be due) required by law to be withheld, including any employer liability shifted to the Recipient under the terms of the Notice of Plan Award or otherwise.
SHARES SUBJECT TO THE PLAN
3.1Shares Subject to the Plan. Subject to Section 11.9, the sum of (a) 135,500,000 Shares plus (b) the number of remaining Shares under the 2015 Plan (not subject to outstanding Plan Awards and not delivered out of Shares reserved thereunder) as of the date of stockholder approval of the Plan (collectively, the “Subject Shares”) are reserved for delivery under the Plan. The Subject Shares may be authorized, but unissued Shares, treasury Shares held by Walmart or an Affiliate, or Shares acquired on the open market, including shares acquired on the open market by forwarding cash to an independent broker who will purchase Shares on behalf, and in the name of the Recipient. Shares reserved for delivery pursuant to a Plan Award or any rights thereto that expire, are forfeited or otherwise are no longer exercisable may be the subject of a new Plan Award.
Notwithstanding the foregoing, (a) Shares already owned by a Recipient and used to pay all or a portion of the exercise price of Shares subject to an Option, and (b) any other Shares reacquired by Walmart after such Shares have been issued (or, in the case of Open Market Shares, have been delivered), other than Restricted Stock that is forfeited or reacquired by Walmart without lapse of the Restrictions, shall not become Subject Shares to the extent such Shares are withheld, tendered, or reacquired by Walmart, or are otherwise no longer exercisable. For avoidance of doubt, pursuant to the preceding sentence, (i) when Stock Appreciation Rights are settled in Shares, the full number exercised shall cease to be Subject Shares, (ii) when Options are “net exercised,” the full number exercised shall cease to be Subject Shares, and (iii) Shares withheld to satisfy tax withholding obligations shall cease to be Subject Shares.
3.2Limits on Shares. No Recipient may be granted a Plan Award denominated in Shares with respect to a number of Shares in any one Fiscal Year which when added to the Shares subject to any other Plan Award denominated in Shares granted to such Recipient in the same Fiscal Year would exceed 6,000,000 Shares; provided, however, that if the Performance Period applicable to a Plan Award exceeds twelve months, the 6,000,000 Share limit shall apply to each 12-month period in the Performance Period. The Share limit shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 11.9.
Notwithstanding the foregoing, no Non-Management Director may be granted a Plan Award denominated in Shares with respect to a number of Shares in any one Fiscal Year which when added to the value of Shares and other compensation granted to such Non-Management Director in the same Fiscal Year would exceed a Share value of $2,000,000;

ADMINISTRATION

4.1Administration. The Committee will administer the Plan and will grant all Plan Awards; provided that solely for purposes of granting Plan Awards to Non-Management Directors, “Committee” shall mean the full Board. The Plan and Plan Awards to Section 16 Persons shall be administered by the Committee in compliance with Rule 16b-3.
4.2Duties and Powers. The Committee shall have these duties and powers as to the Plan:
(a)to establish rules, procedures, and forms governing the Plan;
(b)to interpret and apply the provisions of the Plan and any Plan Award;
(c)to recommend amendments of the Plan to the Board;
(d)to determine those individuals who will be Recipients and what Plan Awards will be made to them;
(e)to set the terms and conditions of any Plan Award and to determine and certify whether, and the extent to which, any such terms and conditions have been satisfied;
(f)to determine the Fair Market Value of the Shares for any purpose;
(g)to amend the terms of any Plan Award without the consent of the Recipient or any other person or to waive any conditions or obligations of a Recipient under or with respect to any Plan Award; provided that no amendment that, in the judgment of the Committee, would materially adversely affect the Recipient shall be made without the Recipient’s consent; provided further that no amendment (i) that changes the timing of taxation of the Plan Award or (ii) that the Committee, in its sole discretion, determines is necessary or advisable to facilitate compliance with applicable law shall be deemed to materially adversely affect the Recipient;
(h)to make such adjustments or modifications to Plan Awards to Recipients who reside or are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law and to establish, amend and terminate sub-plans for individuals outside the United States with such provisions as are consistent with the Plan as may be suitable in other jurisdictions to the extent permitted under local law;
(i)to correct any defect or supply any omission; and
(j)take any other action it deems necessary or advisable.
Notwithstanding the authority of the Committee under this Section 4.2 and notwithstanding any other discretionary power granted to the Committee under the Plan, except in connection with any corporate transaction involving Walmart, the terms of outstanding Plan Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Plan Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without the prior approval of Walmart stockholders.
4.3Delegation. Except for the administration of matters under the Plan affected by Section 16 of the Exchange Act and the rules adopted thereunder, the Committee may delegate ministerial duties under the Plan (including but not limited to the duties described in Section 4.2(h)) to one or more administrators, who may be Associates of Walmart, and may delegate non-ministerial duties to an officer of Walmart; provided that the delegate of non-ministerial duties shall not be authorized to make Plan Awards to himself or herself.
The Board may also delegate administration of the Plan or a particular feature of the Plan to another Committee of the Board or another person or body to extent permitted under applicable law.
Any delegated authority, duty or power may be revoked at any time by the delegator as it deems appropriate. Any delegated authority, duty or power may be exercised by the delegator as well as the delegate; provided, however, that in the event of any conflict between the exercise of any authority, duty or power by the delegator and the exercise of any authority, duty or power by the delegate, the exercise by the delegator shall govern.

4.4Determinations Binding. All actions taken or determinations made by the Committee, in good faith, with respect to the Plan, a Plan Award or any Notice of Plan Award shall not be subject to review by anyone, but shall be final, binding and conclusive upon all persons interested in the Plan or any Plan Award.

PARTICIPATION

5.1All Associates and Non-Management Directors who the Committee determines have the potential to contribute significantly to the success of Walmart or an Affiliate, are eligible to participate in the Plan, except that Non-Management Directors may not receive Incentive Stock Options. An Associate may be granted one or more Plan Awards, unless prohibited by applicable law and subject to the limitations under Code Section 422 with respect to Incentive Stock Options.
STOCK OPTIONS
6.1Term of Options. Walmart may grant Options covering Subject Shares to Associates and Non-Management Directors. The term of each Option shall be the term stated in the Notice of Plan Award; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than 10 years from the date of grant unless the Incentive Stock Option is granted to a Recipient who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of Walmart or any Parent/Subsidiary Corporation, in which case the term may not exceed 5 years from the date of grant.
Each Option shall be a Nonqualified Option unless designated otherwise in the Notice of Plan Award. Notwithstanding the designation of an Option, if the aggregate Fair Market Value of Shares subject to Incentive Stock Options that are exercisable for the first time by a Recipient during a calendar year exceeds $100,000 (whether due to the terms of the Plan Award, acceleration of exercisability, miscalculation or error), or if such Option for any other reason fails to qualify as an Incentive Stock Option, the excess Options shall be treated as Nonqualified Options.
6.2Option Exercise Price and Consideration. The per Share exercise price of an Option shall be determined by the Committee in its discretion, except that the per Share exercise price for an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant except that, with respect to an Incentive Stock Option granted to an Associate who owns stock representing more than 10% of the voting power of all classes of stock of Walmart or any Parent/Subsidiary Corporation at the time of the grant, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant. The type of consideration in which the exercise price of an Option is to be paid shall be determined by the Committee in its discretion, and, in the case of an Incentive Stock Option, shall be determined at the time of grant.
6.3Exercise of Options. An Option shall be deemed to be exercised when the person entitled to exercise the Option gives notice of exercise to Walmart in accordance with the Option’s terms and Walmart receives full payment for the Shares as to which the Option is exercised or other provision for such payment is made in accordance with rules and procedures established by the Committee from time to time. Except with respect to Incentive Stock Options, such rules and procedures may include procedures for a “net-share settlement” method of exercise, under which, subject to the method requirements in the rules and procedures, the Recipient provides an irrevocable notice of exercise of the Option and Walmart retains a number of Shares sufficient to cover the exercise price and the applicable withholding, and delivers the net number of Shares to the Recipient. In addition, if determined by the Committee in its discretion, which may be applied differently among Recipients or Plan Awards, an Option will be deemed exercised by the Recipient (or in the event of the death of the Recipient then by the person authorized to exercise the Recipient’s Option under Section 11.6) on the expiration date of the Option, or if the Nasdaq is not open on the expiration date, on the last day prior to the expiration date on which the Nasdaq is open, using a net share settlement method of exercise to the extent that as of such expiration date the Option is vested and exercisable and the per Share exercise price of the Option is below the Fair Market Value of a Share on such expiration date.
6.4Termination of Employment. If a Recipient’s Continuous Status is terminated for any reason other than Cause, the Recipient may exercise Options that are not subject to Restrictions as of the termination date to the extent set out in the Recipient’s Notice of Plan Award. Incentive Stock Options may be exercised only within 60 days (or other period of time determined by the Committee at the time of grant of the Option and not exceeding 3 months) after the date of the termination (but in no event later than the expiration date of the term of that Option as set forth in the Notice of Plan Award), and only to the extent that Recipient was entitled to exercise the Incentive Stock Option at the date of that termination. To the extent the Recipient is not entitled to or does not exercise an Option at the date of that termination or within the time specified herein or in the Notice of Plan Award, the Option shall terminate. In addition, the Recipient’s right to exercise Options will be tolled pending any period initiated by the Committee to determine the existence of Cause with respect to the Recipient regardless of whether the commencement of such period is prior to, coincident with, or subsequent to the termination of the Recipient’s Continuous Status. If the Committee determines there is no Cause, then the tolling period will end and the Recipient’s right to exercise Options will be reinstated; provided, however, in no event will the exercise date of an Option be later than the earlier of (a) 90 days following the termination of the Recipient’s Continuous Status plus the tolling period, or (b) the expiration date of the Option as set forth in the Notice of Plan Award. Notwithstanding any provision in the Plan to the contrary, an Associate’s Continuous Status is not terminated for purposes of the Associate’s Options if immediately upon the termination of the Associate’s employment relationship with Walmart or an Affiliate the Associate becomes a Non-Management Director.
6.5Administrative Suspension from Employment. During a period for which the Recipient is subject to administrative suspension from employment, the Recipient’s right to exercise Options will be suspended. If upon the conclusion of the administrative suspension the Recipient returns to employment, then the Recipient’s right to exercise Options will be reinstated subject to Restrictions set forth in the Notice of Plan Award; provided, however, in no event will the exercise date of an Option be later than the expiration date of the term of that Option as set forth in the Notice of Award.
6.6Disability of Recipient. Notwithstanding the provisions of Section 6.4, in the case of an Associate’s Incentive Stock Option, if the Recipient’s Continuous Status is terminated as a result of his or her total and permanent disability (as defined in Code Section 22(e)(3)), the Recipient may, but only within 12 months from the date of that termination (but in no event later than the expiration date of the term of that Option as set forth in the Notice of Plan Award), exercise an Incentive Stock Option to the extent otherwise entitled to exercise it at the date of that termination. To the extent the Recipient is not entitled to exercise an Incentive Stock Option at the date of termination, or if Recipient does not exercise that Incentive Stock Option to the extent so entitled within the time specified herein, the Incentive Stock Option shall terminate.
6.7Non-transferability of Options. An Option may not be sold, pledged, hedged, assigned, hypothecated, transferred or disposed of in any manner except by testamentary devise or by the laws of descent or distribution or, in those circumstances expressly permitted by the Committee, to a Permitted Transferee. For this purpose, a “Permitted Transferee” means any member of the Immediate Family of the Recipient, any trust of which all of the primary beneficiaries are the Recipient or members of his or her Immediate Family or any partnership of which all of the partners or members are the Recipient or members of his or her Immediate Family. The “Immediate Family” of a Recipient means the Recipient’s spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews, or the spouse of any of the foregoing individuals.
6.8Withholding. Walmart may withhold, or provide for the payment of, any amounts necessary to collect any withholding taxes upon any taxable event relating to an Option in accordance with Section 11.10 except to the extent otherwise provided under Section 6.3.

SHARES AND RESTRICTED STOCK
7.1Grant of Shares. Walmart may grant Shares without Restrictions or payment to those Non-Management Directors as the full Board may determine in its sole discretion.
7.2Grant of Restricted Stock. Walmart may grant Restricted Stock to those Associates and Non-Management Directors as the Committee may select in its sole discretion. Each Plan Award of Restricted Stock shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and any other terms and conditions as the Committee may determine in its discretion.
7.3Dividends; Voting. While any Restriction applies to any Recipient’s Restricted Stock, (a) unless the Committee provides otherwise, the Recipient shall receive the dividends paid on the Restricted Stock and shall not be required to return those dividends to Walmart in the event of the forfeiture of the Restricted Stock, (b) the Recipient shall have the right to, subject to all Restrictions then existing as to the Recipient’s Restricted Stock, receive the proceeds of the Restricted Stock in any stock split, reverse stock split, recapitalization, or other change in the capital structure of Walmart, which proceeds shall automatically and without need for any other action become Restricted Stock and be delivered as provided in Section 7.4, and (c) the Recipient shall be entitled to vote the Restricted Stock during the Restriction period.
7.4Non-Transferability of Restricted Stock. Subject to Section 7.8 below, a Share will be delivered to the Recipient upon, or as soon as practicable after, the lapse of the Restrictions on a Share. During the period of Restriction applicable to Restricted Stock, the Recipient shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber the Restricted Stock or any interest therein. As a result of the retention of rights in the Restricted Stock by Walmart, except as required by any law, neither any Shares of the Restricted Stock nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hedge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.
7.5Forfeiture. Unless expressly provided for in the Plan Award, any Restricted Stock held by the Recipient at the time the Recipient ceases to be an Associate or Non-Management Director for any reason shall be forfeited by the Recipient to Walmart and automatically re-conveyed to Walmart.
7.6Withholding. Walmart may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to a Plan Award or the exercise or settlement thereof.
7.7Evidence of Share Ownership. The Restricted Stock will be book-entry Shares held for the benefit of the Recipient with stop transfer instructions on Walmart’s stop transfer records until the Restrictions lapse, at which time Walmart will remove stop transfer instructions from the Shares on its stock transfer records.
7.8Deferral. Subject to applicable law or regulation, at the time of a grant of a Plan Award (or at such other time as the Committee determines to be appropriate in light of the provisions of Code Section 409A), the Committee may permit a Recipient to defer the receipt of Shares underlying such Plan Award in accordance with rules and procedures established by the Committee.
RESTRICTED STOCK UNITS
8.1Grant of Restricted Stock Units. Walmart may grant Restricted Stock Units to those Associates and Non-Management Directors as the Committee may select in its sole discretion. Each Plan Award of Restricted Stock Units shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and the Notice of Plan Award, as the Committee may determine in its discretion.

8.2Beneficial Ownership. Until the Restricted Stock Unit is released from Restrictions and settled in Shares or cash, the Recipient shall not have any beneficial ownership in any Shares subject to the Restricted Stock Unit, nor shall the Recipient have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Restricted Stock Unit or any interest therein. Except as required by any law, no Restricted Stock Unit nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hedge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.
8.3Settlement of Restricted Stock Units. Upon the lapse of the Restrictions, the Recipient of Restricted Stock Units shall, except as noted below, be entitled to receive, as soon as administratively practical, (a) that number of Shares subject to the Plan Award that are no longer subject to Restrictions, (b) in cash in an amount equal to the Fair Market Value of the number of Shares subject to the Plan Award that are no longer subject to Restrictions, or (c) any combination of cash and Shares, as the Committee shall determine in its sole discretion and specify at the time the Plan Award is granted. Where in the judgment of the Committee, it is in the interests of Walmart to do so, a grant of Restricted Stock Units may provide that Walmart or an Affiliate may purchase Shares on the open market on behalf of a Recipient in accordance with Section 11.1 (“Open Market Shares”).
8.4Forfeiture. Restricted Stock Units and the entitlement to Shares, cash, or any combination thereunder will be forfeited and all rights of an Associate or Non-Management Director to such Restricted Stock Units and the Shares thereunder will terminate if the applicable Restrictions are not satisfied.
8.5Limitation of Rights. A Recipient of Restricted Stock Units is not entitled to any rights of a holder of the Shares (e.g. voting rights and dividend rights), prior to the issuance of such Shares pursuant to the Plan. The Committee may, however, provide in the Notice of Plan Award that the Recipient shall be entitled to receive dividend equivalent payments on Restricted Stock Units, on such terms and conditions as the Notice of Plan Award shall specify.
8.6Withholding. Walmart may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to Restricted Stock Units.
8.7Deferral of Restricted Stock Units. At the time of grant of Restricted Stock Units (or at such earlier or later time as the Committee determines to be appropriate in light of the provisions of Code Section 409A) the Committee may permit the Recipient to elect to defer receipt of the Shares or cash to be delivered upon lapse of the Restrictions applicable to the Restricted Stock Units in accordance with rules and procedures established by the Committee. Such rules and procedures shall take into account potential tax treatment under Code Section 409A, and may provide for payment in Shares or cash.
STOCK APPRECIATION RIGHTS
9.1Grant. Walmart may grant Stock Appreciation Rights to those Associates and Non-Management Directors as the Committee selects in its sole discretion, on any terms and conditions the Committee deems desirable. A Recipient granted a Stock Appreciation Right will be entitled to receive payment as set forth in the Notice of Plan Award in an amount equal to (a) the excess of the Fair Market Value of a Share on the date on which the Recipient properly exercises Stock Appreciation Rights that are no longer subject to Restrictions over the per Share exercise price on the date of grant of the Recipient’s Stock Appreciation Rights, (b) a predetermined amount that is less than that excess, or (c) with respect to Recipients who are exempt from U.S. taxation and who are expected to remain exempt from U.S. taxation until the Plan Award is settled, any other amount as may be set by the Committee, multiplied by the number of Stock Appreciation Rights as to which the Recipient exercises the Stock Appreciation Right. The Committee may provide that payment with respect to an exercised Stock Appreciation Right may occur on a date which is different than the exercise date, and may provide for additional payment in recognition of the time value of money and any delay between the exercise date and the payment date.

9.2Vesting and Forfeiture. The Committee shall establish the Restrictions, if any, applicable to Stock Appreciation Rights. Stock Appreciation Rights and the entitlement to Shares thereunder will be forfeited and all rights of the Recipient to such Stock Appreciation Rights and the Shares thereunder will terminate if any applicable Restrictions in the Plan or Notice of Plan Award are not satisfied.
9.3Beneficial Ownership. The Recipient of any Stock Appreciation Rights shall not have any beneficial ownership in any Shares subject to such Plan Awards until Shares are issued in satisfaction of the Plan Award nor shall the Recipient have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Stock Appreciation Rights or any interest therein. Except as required by any law, neither the Stock Appreciation Rights nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hedge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.
9.4Election to Receive Payments. A Recipient of a Stock Appreciation Right may elect to receive a payment to which the Recipient is entitled under the Plan Award by giving notice of such election to the Committee in accordance with the rules established by the Committee. In addition, if determined by the Committee in its discretion, which may be applied differently among Recipients or Plan Awards, a Stock Appreciation Right will be deemed exercised by the Recipient (or in the event of the death of the Recipient then by the person authorized to exercise the Recipient’s Stock Appreciation Right under Section 11.6) on the expiration date of the Stock Appreciation Right, or if the Nasdaq is not open on the expiration date, on the last day prior to the expiration date on which the Nasdaq is open, to the extent that as of such expiration date the Stock Appreciation Right is vested and exercisable and to the extent that, if the Recipient exercised such Stock Appreciation Right, the Recipient would receive a payment under Section 9.5.
9.5Payments to Recipients. Subject to the terms and conditions of the Notice of Plan Award granting the Stock Appreciation Rights, a payment to a Recipient with respect to Stock Appreciation Rights may be made (a) in cash, (b) in Shares having an aggregate Fair Market Value on the date on which the Stock Appreciation Rights are settled equal to the amount of the payment to be made under the Plan Award, or (c) any combination of cash and Shares, as the Committee shall determine in its sole discretion and specify at the time the Plan Award is granted. The Committee shall not make any payment in Shares if such payment would result in any adverse tax or other legal effect as to this Plan or Walmart.
9.6Termination of Continuous Status. If a Recipient’s Continuous Status is terminated for any reason other than Cause, then, Recipient may elect payment with respect to Stock Appreciation Rights that are not subject to Restrictions as of the termination date to the extent set out in the Recipient’s Notice of Plan Award. To the extent the Recipient is not entitled to or does not elect payment with respect to a Stock Appreciation Right at the date of termination or within the time specified herein or in the Notice of Plan Award, the Stock Appreciation Right shall terminate. In addition, the Recipient’s right to exercise Stock Appreciation Rights will be tolled pending any period initiated by the Committee to determine the existence of Cause with respect to the Recipient regardless of whether the commencement of such period is prior to, coincident with, or subsequent to the termination of the Recipient’s Continuous Status. If the Committee determines there is no Cause, then the tolling period will end and the Recipient’s right to elect payment of Stock Appreciation Rights will be reinstated; provided, however, in no event will the exercise date of a Stock Appreciation Right be later than the earlier of (a) 90 days following the termination of the Recipient’s Continuous Status plus the tolling period, or (b) the expiration date of the Stock Appreciation Right as set forth in the Notice of Plan Award. Notwithstanding any provision in the Plan to the contrary, an Associate’s Continuous Status is not terminated for purposes of the Associate’s Stock Appreciation Rights if immediately upon the termination of the Associate’s employment relationship with Walmart or an Affiliate the Associate becomes a Non-Management Director.
9.7Administrative Suspension from Employment. During a period for which the Recipient is subject to administrative suspension from employment, the Recipient’s right to elect payment of Stock Appreciation Rights will be suspended. If upon the conclusion of the administrative suspension the Recipient returns to employment, then the Recipient’s right to elect payment of Stock Appreciation Rights will be reinstated subject to Restrictions set forth in the Notice of

Plan Award; provided, however, in no event will the date of the payment election be later than the expiration date of the term of the Stock Appreciation Right as set forth in the Notice of Plan Award.
9.8Limitation of Rights. A Recipient of Stock Appreciation Rights is not entitled to any rights of a holder of the Shares (e.g., voting rights and dividend rights), prior to the receipt of such Shares pursuant to the Plan.
9.9Withholding. Walmart may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to the Stock Appreciation Rights.
9.10 Deferral of Stock Appreciation Rights. At the time of grant of a Plan Award of Stock Appreciation Rights the Committee may permit a Recipient who is exempt from U.S. taxation and who is expected to remain exempt from U.S. taxation until the Plan Award is settled to elect to defer the Shares or cash to be delivered in settlement of a Stock Appreciation Right in accordance with rules and procedures established by the Committee.
PERFORMANCE UNITS
10.1Grant. Walmart may grant Performance Units to those Associates and Non-Management Directors as it may select in its sole discretion, on any terms and conditions the Committee deems desirable. Each Plan Award of Performance Units shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and Notice of Plan Award.
10.2Performance Goals. The Committee shall set Performance Goals which, depending on the extent to which they are met during a Performance Period, will determine the number of Performance Units that will be eligible to vest by the Recipient at the end of the Performance Period.
10.3Beneficial Ownership. The Recipient of Performance Units shall not have any beneficial ownership in any Shares subject to the Performance Units unless and until Shares are issued in satisfaction of the Performance Units nor shall the Recipient have the right to sell, transfer, assign, convey, pledge, hedge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Performance Units or any interest therein. Except as required by any law, neither the Performance Units nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.
10.4Determination of Achievement of Performance Goals. The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals have been attained.
10.5Settlement of Performance Units. After the applicable Performance Period has ended, the Recipient of Performance Units shall be entitled to payment based on the performance level attained with respect to the Performance Goals applicable to the Performance Units. The Committee may, in its sole discretion, reduce, eliminate or increase any amount of Shares or cash earned under Performance Units for any individual or group. Unless deferred in accordance with Section 10.9, Performance Units shall be settled as soon as practicable after the Committee determines and certifies the degree of attainment of Performance Goals for the Performance Period.
The Committee shall have the discretion and authority to make adjustments to any Performance Units in circumstances where, during the Performance Period: (a) a Recipient leaves Walmart or an Affiliate and is subsequently rehired; (b) a Recipient transfers between positions with different incentive percentages or Performance Goals; (c) a Recipient transfers to a position not eligible to participate in the Plan; (d) a Recipient becomes eligible, or ceases to be eligible, for an incentive from another incentive plan maintained by Walmart or an Affiliate; (e) a Recipient is on a leave of absence; and (f) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the Plan.
10.6Payments to Recipients. Subject to the terms and conditions of the Notice of Plan Award, payment to a Recipient with respect to Performance Units may be made (a) in Shares, (b) in cash or by check equal to the Shares’ Fair Market Value on the date the Performance Units are settled, or (c) any combination of cash and Shares, as the Committee shall determine at any time in its sole discretion.
10.7Limitation of Rights. A Recipient of Performance Units is not entitled to any rights of a holder of the Shares (e.g. voting rights and dividend rights), prior to the receipt of Shares pursuant to the settlement of the Plan Award (if the Plan Award is settled in Shares). No dividend equivalents will be paid with respect to Performance Units.
10.8Withholding. Walmart may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to Performance Units.
10.9Deferral of Shares or Cash Payout. At the time of grant of Performance Units (or at such earlier or later time as the Committee determines to be appropriate in light of Code Section 409A) the Committee may permit the Recipient to elect to defer delivery of Shares (or payment of cash) with respect to the Plan Award in accordance with such rules and procedures established by the Committee.
MISCELLANEOUS
11.1Issuance of Stock Certificates; Book-Entry; or Purchase of Shares.
(a)If a Recipient has the right to the delivery of any Shares pursuant to any Plan Award, Walmart shall issue or cause to be issued a stock certificate or a book-entry crediting Shares to the Recipient’s account promptly upon the exercise of the Plan Award or the right arising under the Plan Award.
(b)A Recipient’s right to Open Market Shares pursuant to settlement of a Plan Award of Restricted Stock Units or Performance Units shall not be satisfied by Walmart’s delivery of Shares but rather Walmart or an Affiliate shall purchase the Shares on the open market on behalf of the Recipient by forwarding cash to an independent broker who will in turn purchase the Shares on the open market on behalf of the Recipient.
11.2Termination of Employment or Interruption or Termination of Continuous Status. Except as otherwise expressly set forth in the Plan, the Committee shall determine the effect of the termination of an Associate’s employment, or a Recipient’s disability or death, or any other interruption or termination of Continuous Status, on the lapse of any Restrictions contained in a Plan Award made to the Recipient. During a period for which the Recipient is subject to administrative suspension, a Recipient’s right to exercise or receive payment for any rights under any Plan Award or the vesting of any rights under any Plan Award shall be suspended to the extent permitted under local law.
11.3Forfeiture for Cause. Notwithstanding anything to the contrary contained in the Plan, any Recipient upon a finding of “Cause” by the Committee shall forfeit all Plan Awards (and rights thereunder) granted under the Plan, whether or not vested or otherwise exercisable and whether or not the Recipient’s employment has been terminated for Cause.
11.4Repayment Obligation.
(a)Notwithstanding anything to the contrary contained in the Plan, in the event the Committee or its delegate (which expressly may include any officer of Walmart or a non-Associate third party (such as counsel to Walmart)) determines that a Recipient has engaged in Gross Misconduct, then the Recipient shall forfeit all Plan Awards then outstanding, and the Recipient shall repay to Walmart any payments received from Walmart with respect to any Plan Awards subsequent to the date which is twenty-four (24) months prior to the date of the behavior serving as the basis for the finding of Gross Misconduct. Any amount to be repaid by a Recipient pursuant to this Section 11.5 shall be held by the Recipient in constructive trust for the benefit of Walmart and shall be paid by the Recipient to Walmart with interest at the prime rate (as published in The Wall Street Journal) as of the date the Committee or its delegate determines the Recipient engaged in Gross Misconduct. The amount to be repaid pursuant to this Section 11.5 shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of payment to the Recipient, and without regard to any subsequent change in the Fair Market Value of a Share.
(b)If the Committee determines at any time that the Recipient of a Plan Award, prior to or within one year after the date of settlement of such Plan Award, (A) engaged in any act the Committee deems inimical to the best interest of

Walmart or an Affiliate, (B) breached any restrictive covenant or confidentiality requirement to which the Recipient was subject; or (C) otherwise failed to comply with applicable policies of Walmart or an Affiliate at all times prior to the settlement of the Plan Award, the Recipient shall be obligated, upon demand, to return the amount paid or distributed in settlement of such Plan Award to Walmart. In addition, all Plan Awards, whether or not previously settled, and whether or not previously deferred, shall be subject to Walmart’s policies, including Walmart’s Code of Conduct, Walmart’s Executive Compensation Recoupment Policy, or requirements of applicable law (including regulations and other applicable guidance) regarding clawbacks (recoupment) as in effect from time to time, including, without limitation, pursuant to Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Rule 5608 of the Nasdaq Listing Rules or for governance considerations or in other similar circumstances.
11.5Death of Recipient. To the extent permitted in the Notice of Plan Award or under Committee rules and procedures and permissible under applicable law, a Recipient may name a beneficiary or beneficiaries to whom the Recipient’s Plan Award may be paid, or who is authorized to exercise the Recipient’s Plan Award, in the event of the death of the Recipient, subject to Committee rules and procedures. If no such beneficiary is effectively named by the Recipient for any reason, then except to the extent otherwise provided in the Notice of Plan Award or Committee rules and procedures, if the Recipient dies, the Recipient’s Plan Award may be paid to the Recipient’s estate or may be exercised, in accordance with its terms or as allowed by law, by the Recipient’s estate or by the beneficiary or person to whom the award devolves by bequest or inheritance. Unless otherwise provided in the Notice of Plan Award, (a) Plan Awards may be exercised after death only to the extent the Recipient was otherwise entitled to exercise the Plan Award at the date of the Recipient’s death and only if exercised within 12 months after the Recipient’s death, and (b) to the extent a Plan Award was unvested at the date of death, the Plan Award shall terminate.
11.6Limitations on Liability and Award Obligations. Receiving a Plan Award or being the owner of any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or Performance Unit shall not:
(a)give a Recipient any rights except as expressly set forth in the Plan or in the Plan Award and except as a stockholder of Walmart as set forth herein as to the Restricted Stock only;
(b)as to Shares deliverable on the exercise of Options or Stock Appreciation Rights, or in settlement of Performance Units or Restricted Stock Units, until the delivery (as evidenced by the appropriate entry on the books of Walmart of a duly authorized transfer agent of Walmart) of such Shares, give the Recipient the right to vote, or receive dividends on, or exercise any other rights as a stockholder with respect to such Shares, notwithstanding the exercise (in the case of Options or Stock Appreciation Rights) of the related Plan Award;
(c)be considered a contract of employment or give the Recipient any right to continued employment, or to hold any position, with Walmart or any Affiliate;
(d)create any fiduciary or other obligation of Walmart or any Affiliate to take any action or provide to the Recipient any assistance or dedicate or permit the use of any assets of Walmart or any Affiliate that would permit the Recipient to be able to attain any performance criteria stated in the Recipient’s Plan Award;
(e)create any trust, fiduciary or other duty or obligation of Walmart or any Affiliate to engage in any particular business, continue to engage in any particular business, engage in any particular business practices or sell any particular product or products;
(f)create any obligation of Walmart or any Affiliate that shall be greater than the obligations of Walmart or that Affiliate to any general unsecured creditor of Walmart or the Affiliate; or
(g)give a Recipient any right to receive any additional Plan Award of any type.
If Walmart or an Affiliate terminates a Recipient’s employment with Walmart or the Affiliate, the potential value of any Plan Award that must be returned to Walmart will not be an element of any damages that the Recipient may have for any termination of employment or other relationship in violation of any contractual or other rights the Recipient may have.

11.7No Liability of Committee Members. Walmart shall indemnify and hold harmless each member of the Committee and each other officer and director of Walmart or any Affiliate that has any duty or power relating to the administration of the Plan against any liability, obligation, cost or expense incurred by that person arising out of any act or omission to act in connection with the Plan or any Plan Award if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Walmart. Indemnification of Associates, directors, and agents shall be determined pursuant to the requirements of Article VI of Walmart’s Amended and Restated Bylaws.
11.8Adjustments upon Changes in Capitalization or Merger; Change in Control.
(a)Subject to any required action by the Walmart stockholders, the number and type of Shares (or other securities or property) covered by each Plan Award, and the number and type of Shares (or other securities or property) which have been authorized for delivery under the Plan but as to which no Plan Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of a Plan Award, the price per Share covered by any outstanding Plan Award that includes in its terms a price per Share, and the number of Shares with respect to which Plan Awards may be granted to an individual shall be proportionately adjusted to reflect an extraordinary dividend or other distribution (whether in the form of cash, Shares or other securities or property), stock split, reverse stock split, merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, split-up, spin-off, combination or reclassification of the Shares, or any other increase or decrease in the number of outstanding Shares effected without receipt of consideration by Walmart, issuance or warrants or other rights to purchase Shares or other securities of Walmart or other similar corporate transaction or event that affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. That adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive as to every person interested under the Plan. Except as expressly provided herein, no issuance by Walmart of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Plan Award.
(b)The occurrence or change in ownership or voting control of the Company as the result of a merger or other business combination, an acquisition of securities of the Company, a sale of all or substantially all of the assets of the Company, or any other transaction resulting in a change of control of the Company (each such transaction or series of transactions, a "Change in Control") shall not, by itself, result in the automatic acceleration of the vesting of any Plan Awards.
(c)Non-Continuation. In the event that the successor corporation does not assume or substitute for the Award, the Recipient will fully vest in (and have the right to exercise) all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Recipient in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
11.9Tax Withholding. Whenever Tax-Related Items are to be withheld in connection with the grant, vesting, lapse of restrictions, exercise or settlement of a Plan Award, sale of Shares or for any other reason in connection with a Plan Award (the date on which such withholding obligation arises or is determined being hereinafter referred to as the “Tax Date”), the Committee may decide, in its sole discretion, to provide for the payment for the withholding of Tax-Related Items by one or a combination of the following methods and may (but need not) permit the Recipient to elect the method or methods:
(a)payment in cash (by check or wire transfer) of the amount to be withheld;

(b)requesting Walmart to withhold from Shares that would otherwise be delivered in settlement of a Plan Award payable in Shares (or allowing the return of Shares upon the lapse of Restrictions on a Plan Award) a number of Shares having a Fair Market Value on the Tax Date no greater than the amount to be withheld;
(c)transfer of unencumbered Shares owned by the Recipient in circumstances permitted by the Committee valued at their Fair Market Value on the Tax Date;
(d)withholding from any cash compensation otherwise due to the Recipient;
(e)withholding from the proceeds of the sale of Shares underlying a Plan Award, either through a voluntary sale or a mandatory sale arranged by Walmart or the employer on the Recipient’s behalf, without need of further authorization;
(f)requiring the Recipient to repay Walmart or the employer, as applicable, in cash or in Shares, for Tax-Related Items paid on the Recipient’s behalf; or
(g)such other method as authorized by the Committee in its discretion.
The Committee may set limits on the amount of withholding to be satisfied through withholding of Shares; e.g., the Committee may require that only the minimum withholding be satisfied in Shares, and may prohibit withholding from Open Market Shares or using a particular method if necessary or advisable in a particular jurisdiction.
11.10Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time without the approval of the Recipients or any other person, except to the extent any action of that type is required to be approved by the stockholders of Walmart under applicable law or listing standards. Notwithstanding the foregoing, no amendment that, in the judgment of the Board would materially adversely affect a Recipient holding an Award shall be made without the Recipient’s consent; provided that no amendment that changes the timing of taxation of a Plan Award shall be deemed to materially adversely affect the Recipient.
11.11Compliance with Law. The making of any Plan Award or delivery of any Shares is subject to compliance by Walmart with all applicable laws as determined by Walmart’s legal counsel. Walmart need not issue or transfer any Plan Award or Shares pursuant to the Plan unless Walmart’s legal counsel has approved all legal matters in connection with the delivery of any Plan Award or Shares.
11.12No Representation or Warranty Regarding Tax Treatment. Notwithstanding any language contained in the Plan or any Plan Award, Walmart does not represent or warrant that any particular tax treatment will be achieved.
11.13Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
11.14Superseding Existing Plans, Effective Date, and Transition. The Plan, as set forth herein, was approved by the Board on February 4, 2025, to be effective upon approval of Walmart’s stockholders on June 5, 2025. The 2015 Restatement was approved by the Board on February 6, 2015, and was effective on June 5, 2015. The 2013 Restatement was approved by the Board on April 12, 2013, to be effective August 12, 2013. The 2010 Plan was effective January 1, 2010, and approved by Walmart’s stockholders on June 4, 2010. The 2005 Plan was effective January 1, 2005, and was approved by Walmart’s stockholders on June 3, 2005. The 1998 Plan was effective as of March 5, 1998, and was approved by Walmart’s stockholders on June 5, 1998. Shares made available for delivery in settlement of Plan Awards shall also be available for delivery in settlement of amounts payable under the provisions of the Director Compensation Deferral Plan.
11.15Funding. To the extent the Plan is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), it is intended to be (and will be administered as) an unfunded employee pension plan benefiting a select group of management or highly compensated employees under the provisions of ERISA. It is intended that the Plan be unfunded for federal tax purposes and for purposes of Title I of ERISA.
11.16Code Section 409A. Plan Awards are intended to be exempt from the definition of “nonqualified deferred compensation” within the meaning of Code Section 409A, or to the extent not so exempt, to satisfy the requirements of Code Section 409A, and the Plan and Plan Awards shall be interpreted accordingly. To the extent that any Plan Award is determined to constitute "nonqualified deferred compensation" within the meaning of Code Section 409A (a

"409A Award"), the Award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a "separation of service" (within the meaning of Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months after the Recipient's separation from service, or (ii) the Recipient's death (the "Specified Employee Delay Rule"), but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Code Section 409A. Notwithstanding anything to the contrary in an applicable Notice of Plan Award, any payments that would be made in violation of the Specified Employee Delay Rule shall be accumulated and paid on the first day of the seventh month following the Recipient's separation from service (or, if earlier, the first day of the month after the Recipient's death).